Exhibit 99-1.2

BF Goodrich and Coltec Confirm
Shareholder Meetings


RICHFIELD, Ohio, April 9/PRNewswire/--BFGoodrich (NYSE:GR- news) and Coltec Industries (NYSE:COT-news) confirmed today that they will hold shareholder meetings at 10:30 a.m. this morning to approve the merger of the two companies.

The companies also said that following discussions with AlliedSignal, they have agreed not to close the merger until the judge in a lawsuit brought by AlliedSignal rules on motions to dismiss and to transfer certain issues to arbitration. This agreement allows the parties to focus on expedited discovery and minimizes the number of motions before the court.

Terrence G. Linnert, BFGoodrich senior vice president and general counsel, said: "We continue to believe that the AlliedSignal lawsuit is completely without merit and that our position will be validated by the court. AlliedSignal indicated that it would file prior to the shareholder meetings for a temporary restraining order to block the completion of the merger. We agreed to postpone the completion of the merger to give the judge the opportunity to focus on our pending motions without additional distractions."

Also as part of the agreement reached late yesterday afternoon, BFGoodrich and Coltec agreed that if the motions to dismiss and to transfer issues to arbitration were denied, they would not close the merger until the day following the conclusion of a hearing on AlliedSignal's attempt to block the transaction, but no later than May 1, 1999.

Completion of the merger also requires clearance from the Federal
Trade Commission.